EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Fourth Quarter and Year End 2013 Financial Results

NEW YORK, March 12, 2014 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global, diversified holding company, today announced operating results for the fourth quarter and year ended December 31, 2013. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-K, which can be found at www.steelpartners.com.

SPLP reported revenue of $192.9 million for the quarter, as compared to $162.9 million for the same period of 2012. Loss before taxes and equity method investments was $4.6 million in the fourth quarter of 2013, as compared to income of $8.1 million in 2012. Net income attributable to the Company's common unitholders for the fourth quarter of 2013 was $30.8 million, or $0.99 per diluted common unit, as compared to a loss of $1.0 million, or $0.03 per diluted common unit, for the same period in 2012.

For the year ended December 31, 2013 SPLP reported revenues of $805.2 million, as compared to $711.6 million in 2012. Income before taxes and equity method investments was $26.9 million for the year, as compared to income of $44.4 million in 2012. Net income attributable to the Company's common unitholders for the year was $19.5 million, or $0.63 per diluted common unit, as compared to net income of $41.0 million, or $1.38 per diluted common unit, for 2012.
Financial Summary ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$192,919	$162,909	$805,174	$711,586
Costs and Expenses	197,504	154,804	778,271	667,158
(Loss) Income before taxes and equity method investments	(4,585)	8,105	26,903	44,428
Income tax (benefit) provision	(5,829)	2,467	10,244	16,833
Income (Loss) of associated companies, net of taxes	40,227	(11,180)	27,786	14,204
(Loss) Income from other investments - related party	(1,013)	95	(271)	(8,329)
Income from investments held at fair value	5,476	6,102	811	18,967
Net income from continuing operations	45,934	655	44,985	52,437
(Loss) Income from discontinued operations	(4,267)	5,396	(165)	11,328
Net income	41,667	6,051	44,820	63,765
Income attributable to noncontrolling interests	(10,908)	(7,071)	(25,360)	(22,747)
Net income (loss) attributable to common unit holders	$30,759	$(1,020)	$19,460	$41,018

Net income (loss) per common unit - basic	$1.04	$(0.03)	$0.65	$1.38
Net income (loss) per common unit - diluted	$0.99	$(0.03)	$0.63	$1.38

Segment Results ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Diversified industrial	$152,309	$126,083	$655,224	$579,528
Energy	33,498	26,915	120,029	92,834
Financial services	7,443	7,636	28,185	21,155
Corporate	(331)	2,275	1,736	18,069
Total	$192,919	$162,909	$805,174	$711,586
Income (loss) from continuing operations before income taxes:
Diversified industrial	$11,977	$7,597	$62,278	$39,903
Energy	2,705	1,564	12,641	25,034
Financial services	4,501	5,318	17,668	12,913
Corporate	20,922	(11,357)	(37,358)	(8,580)
Income from continuing operations before income taxes	40,105	3,122	55,229	69,270
Income tax (benefit) provision	(5,829)	2,467	10,244	16,833
Net income from continuing operations	$45,934	$655	$44,985	$52,437
Income (loss) from equity method investments:
Diversified industrial	$7,060	$3,094	$18,257	$1,796
Energy	(646)	—	(863)	13,139
Corporate	32,800	(14,179)	10,121	(9,060)
Total	$39,214	$(11,085)	$27,515	$5,875
About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2013 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com